For USA Waste Services, Inc.:                    For Waste Management, Inc.
Lew Nevins                                       Analysts:  Cherie Rice
(713) 512-6228                                              (630) 210-1850
                                                 Media:     William J. Plunkett
                                                            (630) 572-8898

AGREEMENT REACHED WITH DEPARTMENT OF JUSTICE AND VARIOUS
STATES IN USA WASTE SERVICES-WASTE MANAGEMENT MERGER
          o        Shareholders of Both Companies Approve Merger
          o        Closing of Merger Planned for July 16, 1998

Houston, Texas and Oak Brook, Illinois, July 15, 1998 -- USA Waste Services, Inc. and Waste Management, Inc. today announced that the companies have reached an agreement in principle with the Antitrust Division of the Department of Justice and 13 states. Under the terms of the agreement, the companies are cleared to close the merger and will divest of certain waste disposal, transfer and commercial collection assets with annual revenues currently totalling approximately $275 million.

The agreement affects landfills owned by the companies in 15 areas, including Akron/Canton and Columbus, Ohio; Denver; Detroit, Flint, Midland and Northeast, Mich.; Houston; Los Angeles; Louisville; Miami; Milwaukee; Philadelphia; Pittsburgh; and Portland, Oregon. Transfer station assets will be divested in 10 areas, including Akron/Canton, Cleveland and Columbus, Ohio; Baltimore; Detroit; Houston; Louisville; Miami; New York City; and Philadelphia. Also affected are commercial waste hauling businesses in Akron, Cleveland and Columbus, Ohio; Allentown, Pa.; Denver; Detroit; Houston; Louisville; Pittsburgh; Portland, Oregon; Tucson; and Gainesville, Florida.

"Our agreement with the Department of Justice and state antitrust officials moves us a step closer toward the creation of the premier company in the waste services industry," said John E. Drury, who will be the Chief Executive Officer of the new Waste Management, Inc. upon completion of the merger. "We have taken the steps necessary to successfully launch the new company on the completion of our transaction. The new Waste Management will be sharply focused on delivering superior service, having the lowest costs in our industry and increasing shareholder value."

The companies expect the Department of Justice and various states to file the settlement with the U.S. District Court for the Northern District of Ohio on July 16, 1998. The proposed consent decree is subject to a 60-day public comment period.

USA Waste Services and Waste Management each conducted special meetings of stockholders earlier today at which stockholders approved the proposed merger. The closing of the merger is expected to occur on July 16, 1998.

The last trading day for the common shares of both USA Waste Services and Waste Management will be July 16, 1998. Common shares of the new Waste Management, Inc. will begin trading on July 17 on the New York Stock Exchange under the ticker symbol WMI.

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